Exhibit 10.18

AGENCY AGREEMENT

by and between

a joint venture composed of

TRANS WORLD ENTERTAINMENT CORPORATION,

HILCO MERCHANT RESOURCES, LLC,

HILCO REAL ESTATE, LLC

GORDON BROTHERS RETAIL PARTNERS, LLC

and

THE OZER GROUP LLC

As Agent

and

WHEREHOUSE ENTERTAINMENT, INC.,

As Merchant

Dated as of September 19, 2003

TABLE OF CONTENTS

Section 1.	Defined Terms
Section 2.	Appointment of Agent
Section 3.	Assets to be Sold to TWEC or by Agent
3.1	Assets
3.2	Excluded Assets
3.3	Assumed Liabilities
Section 4.	Consideration to Merchant
4.1	Payments to Merchant
4.2	Time of Payment
4.3	Additional Merchandise
4.4	Adjustments to Guaranteed Amount
Section 5.	Sale and Assignment of Properties or Assets
5.1	Leased Properties
5.2	Covenants of Merchant Regarding Sale of Properties
5.3	Assets
5.4	Transfers to TWEC
5.5	Other Closing Date Transfers
5.6	Executory Contracts
Section 6.	Deliveries
Section 7.	Expenses of the Sale
7.1	Expenses
7.2	Central Office Expense
7.3	Other Expenses of the Sale
Section 8.	Expenses with Respect to Properties
8.1	Marketing Period Costs - Leases.
8.2	Limitation on Marketing Period Costs
8.3	Occupancy Expense Letter of Credit
Section 9.	Inventory Taking and Valuation.
9.1	Inventory Taking
9.2	Merchandise.
9.3	Valuation

i

Section 10.	Store Closing Sale Term; Marketing Period for Properties.
10.1	Term
10.2	Vacating the Stores
10.3	Marketing Period.
10.4	Gross Rings
Section 11.	Sale Proceeds.
11.1	Sale Proceeds
11.2	Deposit of Proceeds
Section 12.	Conduct of the Store Closing Sale.
12.1	Rights of Agent
12.2	Sales at TWEC Stores
12.3	Terms of Sales to Customers
12.4	Sales Taxes
12.5	Supplies
12.6	No Returns of Merchandise
Section 13.	Sale Reconciliation
Section 14.	Employee Matters.
14.1	Merchant’s Employees at Stores other than TWEC Stores
14.2	Termination of Retained Employees
14.3	Payroll Matters
14.4	Employee Retention Bonuses
14.5	Merchant’s Employees at TWEC Stores
Section 15.	Representations, Warranties, Covenants and Agreements.
15.1	Representations, Warranties, Covenants and Agreements of Merchant.
15.2	Representations, Warranties and Covenants of Agent
Section 16.	Covenants of the Merchant
16.1	Operations Prior to Closing Date
16.2	Operation of Business From and After Closing Date
Section 17.	Conditions Precedent to Effectiveness
17.1	Conditions Precedent to Obligations of Both Merchant and Agent
17.2	Additional Conditions Precedent to Obligations of Agent
Section 18.	Insurance; Risk of Loss.
18.1	Merchant’s Liability Insurance

18.2	Merchant’s Property Casualty Insurance
18.3	Agent’s Insurance
18.4	Worker’s Compensation Insurance
18.5	Risk of Loss
18.6	Force Majeure
18.7	Non-Assumption of Liability
Section 19.	Indemnification.
19.1	Merchant Indemnification
19.2	Agent Indemnification
Section 20.	Events of Default and Remedies.
20.1	Events of Default
20.2	Remedies
Section 21.	Miscellaneous.
21.1	Notices
21.2	Governing Law; Consent to Jurisdiction
21.3	Entire Agreement
21.4	Amendments and Waivers
21.5	No Waiver
21.6	Successors and Assigns
21.7	Execution in Counterparts; Facsimile Signatures
21.8	Section Headings
21.9	Survival
21.10	Third Party Beneficiaries
21.11	Security Interest
21.12	Further Assurances; Power of Attorney
21.13	Joint and Several Liability of Partners
21.14	Authorized Representative of Partners

LIST OF EXHIBITS

EXHIBIT 3.1	Leases
EXHIBIT 5.3(a)	TWEC Use Clause
EXHIBIT 5.4	TWEC Stores
EXHIBIT 8.2	Occupency Expenses
EXHIBIT 9.1	Inventory Taking
EXHIBIT 14.3	Payroll Matters
EXHIBIT 15.1(i)	Historic Sales
EXHIBIT 15.1(j)	Inventory Report
EXHIBIT 15.1(r)	Legal Proceedingst
EXHIBIT 16.1.	Promotional Calendar
EXHIBIT 17.1(a)	Order
EXHIBIT 17.3	Agent’s Insurance

AGENCY AGREEMENT

This Agency Agreement (this “Agreement”) is made and entered into as of this 19th day of September, 2003, by and between a joint venture composed of Trans World Entertainment Corporation (“TWEC”), Hilco Merchant Resources, LLC, Hilco Real Estate, LLC, Gordon Brothers Retail Partners, LLC, and The Ozer Group LLC (collectively, the “Agent”), on the one hand, and Wherehouse Entertainment Inc., its debtor affiliates and their respective chapter 11 estates (jointly and severally, the “Merchant”), on the other hand.

RECITALS

WHEREAS, Merchant is a specialty retailer in the business of the retail distribution of pre-recorded music and other home entertainment products;

WHEREAS, on January 21, 2003 (the “Filing Date”), Merchant filed voluntary petitions (collectively, the “Petition”) for relief under chapter 11 of Title 11, United States Code (the “Bankruptcy Code”), in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) where the Merchant’s case (the “Case”) is currently pending;

WHEREAS, TWEC intends to assume certain of the Leases (as defined below), receive the inventory located at the stores covered by such Leases, and continue to operate such stores as going concerns;

WHEREAS, Agent seeks to act as the exclusive agent to Merchant in connection with the disposition of the Assets other than those conveyed to TWEC (as further described below, the “Sale”), including, without limitation, the conduct of a going-out-of-business, store closing, or similar sales (as further described below, the “Store Closing Sale”); and

WHEREAS, subject to the prior approval of the Bankruptcy Court, in the manner provided for herein, Merchant desires that the Agent act as Merchant’s exclusive agent in connection with the disposition of the Assets (other than those to be conveyed to TWEC) and other matters as specified herein.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Agent and Merchant hereby agree as follows:

Section 1.                            Defined Terms.  Each of the terms set forth below is defined in the referenced section of this Agreement set forth opposite such term below.

Defined Term	Section Reference
Additional Merchandise	4.3
Agency Accounts	11.2(a)
Agency Documents	15.1(c)
Agent	Preamble
Agent Claim	18.5
Agent Indemnified Parties	19.1
Agreement	Preamble

Approval Order	5.3(a)
Assets	3.1
Assumed Liabilities	3.3
Bankruptcy Code	Recitals
Bankruptcy Court	Recitals
Benefits Cap	7.1(a)(iii)
Case	Recitals
Central Office	3.1(a)
Closing Date	17.1(c)
Cost Value	9.3
Defective Merchandise	9.2(a)
Display Merchandise	9.2(a)
Dropout Notice	5.2(f)
Events of Default	20.1
Excluded Assets	3.2
Excluded Benefits	7.1(j)
Expenses	7.1
Filing Date	Recitals
Gross Rings	10.4
Guaranteed Amount	4.1(a)
Inventory	4.4
Inventory Date	9.1(a)
Inventory Taking	9.1(a)
Lease Assumption Notice	5.2(b)
Leased Property Designee	5.2(b)
Leased Property Termination Date	10.3(c)
Leases	3.1(c)
Liens	15.1(x)
Marketing Period	10.3(a)
Merchandise	9.2
Merchant	Preamble
Motion	16.1(a)
Occupancy Expenses	7.1(a)(x))
Out-of-Date Merchandise	9.2(a)
Order	17.1(b)
Property	5
Property Sale Agreement	5.3(a)
Property Closing	5.3(e)
Property Closing Conditions	5.2(f)
Property Closing Date	5.3(e)

REA	5.3(a)
Rental Merchandise	9.2(a)
Retention Bonuses	14.4
Retained Employee	14.1
Revocation Notice	8.2(b)
Sale	Recitals
Sale Proceeds	11.1
Sales Taxes	12.4
Sale Commencement Date	10.1
Sale Term	10.1
Sale Termination Date	10.1
SC Stores	7.1(a)
Store Closing Sale	Recitals
Store Inventory Taking	9.1(a)
Stores	3.1(a)
Supplies	12.5
TWEC	Recitals
TWEC Store Employees	14.5
TWEC Stores	5.5
Warehouse	3.1(a)
Warehouse Inventory Taking	9.1(b)
Warn Act	14.1

Section 2.                            Appointment of Agent

(a)  Merchant hereby appoints Agent, and Agent hereby agrees to serve, as Merchant’s exclusive agent for the limited purpose of conducting the Sale in accordance with the terms and conditions of this Agreement and exercising Agent’s other rights, duties and obligations under this Agreement.

(b)  Merchant hereby appoints Agent, and Agent hereby agrees to serve, as Merchant’s exclusive agent for the disposition of Merchant’s Leases.

Section 3.                            Assets to be Sold to TWEC or by Agent.

3.1                   Assets.  The assets (collectively, the “Assets”), which shall be conveyed to TWEC, pursuant to Section 5.5, or, at the direction of the Agent, in Agent’s sole discretion, to third parties or Agent’s designee free and clear of all liens, claims, and encumbrances in accordance with the terms and conditions of this Agreement and the Order, shall consist of all of Merchant’s right, title and interest in the following:

(a)  The inventory, signage, Supplies, parts, machinery, equipment, vehicles, and goods located at any of the retail business locations of Merchant (the “Stores”), Merchant’s central office facility (the “Central Office”), and Merchant’s warehouse (the “Warehouse”), as well as in transit thereto or therefrom (other than return inventory to vendor in transit);

(b)  The leases for the Stores and Warehouse as set forth on Exhibit 3.1 (the “Leases”), including, without limitation, any deposits or other security given or made in respect of the Leases and any other rights granted under such Leases (including, without limitation, purchase options, reconveyance rights and expansion rights), which shall be assumed and assigned or rejected at the direction of the Agent pursuant to section 365 of the Bankruptcy Code in accordance with Section 5 hereof.   The Leases shall include all subleases and similar agreements for use of space within premises leased by Merchant under a Lease where Merchant is a lessor, sublessor or licensor.  Any amounts received by Merchant as consideration for the assignment of any Leases assigned after the date hereof shall be credited against the Guaranteed Amount;

(c)  All furniture, store fixtures and improvements located at or related to the Stores, Warehouse, distribution centers and Central Office, as well as all other fixtures;

(d)  All other personal property, tangible or intangible, wherever located, including all intellectual property;

(e)  All intellectual property, including, without limitation, know-how, trademarks, service marks, trade names, designs, logos, art work, copyrights, patents, licenses, developments, research data, designs, technology, test procedures, marketing plans, processes, confidential information and all other intellectual and intangible property rights, inventions (whether of not patentable), discoveries, business methods, and trade secrets of Merchant whatsoever (and applications for, and extensions and reissuances of, any of the foregoing and rights therein);

(f)  All transferable guarantees, warranties, licenses and other transferable governmental permits, approvals and permissions related to the Assets;

(g)  All prepaid expenses, deposits, credits, notes, and utility deposits relating to the Stores or Leases;

(h)  Other than as set forth in Section 3.2(ii), causes of action related to the Assets;

(i)  Any investment, equity interest, or ownership in (x) Echo and (y) Artemis Records;

(j)  Any customer lists, and websites operated by or for Merchant, including any server, software, or other equipment or program associated with such websites; and

(k)  To the extent Agent is entitled to the proceeds, rights, or benefit of the following hereunder: all liability insurance policies, contracts, and insurance arrangements, together with all rights and incidents thereunder, and any claim, action or other right the Merchant may have for insurance coverage under such policies, contracts, and arrangements.

3.2                   Excluded Assets.  The Assets shall not include (i) accounts receivable (inclusive of tax refunds); (ii) all cash and cash equivalents (including all negotiable instruments, marketable securities and cash and cash equivalents maintained in accounts with banks, brokerage firms and other financial institutions) and all cash retainers held by any professional retained by the Bankruptcy Court (other than deposits defined as Assets pursuant to section 3.1(h) hereof); and (iii) causes of action that do not relate to Assets, including any claims of Merchant for avoidance of transfers, obligations, or liens arising under Chapter 5 of the Bankruptcy Code or Merchant’s claims in the class action suit relating to compact disc pricing; (iv) except as otherwise provided herein, all liability insurance policies, contracts, and insurance arrangements, together with all rights and incidents thereunder, and any claim, action or other right the Merchant may have for insurance coverage under such policies, contracts, and arrangements, (iv) any real property owned by Merchant, and (v) any executory contracts of Merchant (other than the Leases), and the foregoing shall be deemed “Excluded Assets,” which Agent shall not acquire any rights thereto.

3.3                   Assumed Liabilities.  Agent shall assume as of the Closing Date the following obligations and liabilities of Sellers relating to the Assets (all such liabilities and obligations herein called the “Assumed Liabilities”): (i) all amounts (subject to the provisions of Section 5.1(d)) necessary to cure defaults existing under the Leases to be assumed and assigned pursuant to this Agreement; (iii) liabilities arising out of or relating to gift cards, store credits, or gift certificates sold by Merchant on or subsequent to the Filing Date in an aggregate amount not to exceed $1.4 million, provided that such gift cards, store credits, or gift certificates need only be accepted at TWEC Stores (and Agent shall have no obligation to accept gift cards, store credits, or gift certificates at SC Stores); (iv) liabilities relating to the accrued vacation pay of the Merchant’s employees at the Stores and Warehouse as of the Closing Date; and (v) Merchant’s employees retained liabilities relating to Merchant’s employee payroll and other employee benefits of Merchant’s employees in an aggregate amount not to exceed $1.1 million.

Section 4.                            Consideration to Merchant.

4.1                   Payments to Merchant.

(a)  Subject to the adjustments of the Guaranteed Amount described in section 4.4 below, as a guaranty of Agent’s performance hereunder, Merchant shall receive from Agent the sum of the $35,600,000 (the “Guaranteed Amount”).

(b)  Agent shall pay to Merchant the Guaranteed Amount in the manner and at the times specified in Section 4.2 below.

4.2                   Time of Payment.

(a)  Payment of Merchandise Guaranteed Amount.  No later than two (2) business days after entry of the Order, Agent shall (i) pay 75% of the Guaranteed Amount (less any deposit posted by Agent) in cash; (ii) deliver to Merchant an irrevocable standby letter of credit, in form and substance satisfactory, to Merchant in the original face amount of 25% of the Guaranteed Amount; (iii) deliver to Merchant the letter of credit specified in Section 8.3; and (iv) pay to Merchant the difference between $1.1 million and the liabilities assumed by Agent pursuant to Section 3.3(v) to the extent that the liabilities assumed pursuant to Section 3.3(iv) are less than $1.1 million.  Subject to the adjustments of the Guaranteed Amount described in section 4.4 below, Agent shall pay the unpaid and undisputed balance of the Guaranteed Amount in cash to Merchant no later than two (2) business days following the reconciliation by Merchant and Agent of the Inventory Taking.  If Merchant and Agent disagree as to the amount of the unpaid Guaranteed Amount, Merchant and Agent shall attempt to resolve such dispute, in good faith, within thirty (30) days of the date on which the dispute arises.  If Merchant and Agent are unable to resolve such dispute within such thirty (30) day period, then the Merchant and Agent agree to bring such dispute before the exclusive jurisdiction of the Bankruptcy Court.  Upon payment of the Guaranteed Amount, Merchant shall cooperate with Agent in order to terminate the letter of credit required to be posted under clause (ii) of this paragraph.  To the extent that the amount paid pursuant to clause (i) above is in excess of the Guaranteed Amount (after adjustment pursuant to section 4.4 herein), Merchant shall pay to Agent such excess within two (2) business days following the reconciliation by Merchant and Agent of the Inventory Taking.

4.3                   Additional Merchandise.  Agent shall be permitted to supplement the Store Closing Sales at Stores (hereinafter defined) at Stores other than TWEC Stores with additional inventory from parties other than Merchant (“Additional Merchandise”).  Any proceeds of the sale of Additional Merchandise shall be treated as Sales Proceeds, provided, however, that Merchant shall receive (i) two percent (2%) of any Proceeds of Additional Merchandise comprised of catalogue goods or new releases and (ii) five percent (5%) of any Proceeds of all other Additional Merchandise (for the avoidance of doubt, these amounts are above and separate from the Guaranteed Amount.  Any expenses associated with the purchase or sale of Additional Merchandise shall be treated as Expenses paid by Agent hereunder.  At the request of Merchant, Agent shall provide to Merchant and permit Merchant’s independent accountants to review and verify, an accounting of all purchases and dispositions of Additional Merchandise.

4.4                   Adjustments to Guaranteed Amount.  The parties hereto have agreed upon the Guaranteed Amount based upon the assumption that as of the Closing Date, Cost Value (defined in section 9.1 hereof) of the Merchant’s inventory (the “Inventory”) physically located at the Stores or the Warehouse or in transit to or from there (other than returns to vendor of Inventory in transit) that is salable in the ordinary course shall be no less than $60 million.  In the event that the Cost Value of the Inventory is less than $60 million, then the Guaranteed Amount will be reduced by an amount equal to 64% of the difference between the Cost Value and $60 million.  In the event that the Cost Value of the Inventory is greater than $60 million, then the Guaranteed Amount will be increased by an amount equal to 64% of the difference between the Cost Value and $60 million.  Any adjustment to the Guaranteed Amount shall be paid in the manner described in Section 4.2 hereof.

For purposes of calculating such adjustments, the Cost Value of the Inventory will be calculated, pursuant to Section 9 hereof, based upon the final certified report of the Inventory Taking Service less the amount of Gross Rings from the completion of Inventory Taking to the Closing Date at each Store plus the amount of Merchandise (valued in accordance with Section 9.3 of the Agreement) that is delivered to a Store or the Warehouse subsequent to the Inventory Taking but prior to the Closing Date, after verification and reconciliation by Merchant and Agent.

Section 5.                            Sale and Assignment of Properties or Assets.  On the terms and conditions set forth in this Agreement and the Order, on the Closing Date, subject to the transfers contemplated on the Closing Date to TWEC as set forth in Section 5.5 below, Agent shall purchase from Merchant, and Merchant shall sell, transfer and deliver to Agent pursuant to Sections 105, 363, 365 and 1146(c) of the Bankruptcy Code, the exclusive right, in the exercise of its sole and absolute discretion, to market and attempt to sell all of Merchant’s right, title and interest in and to the Assets, including, without limitation, the Leases, free and clear of all liens of any kind whatsoever.  As used herein, the terms “Property” and “Properties” shall mean, individually and collectively, the parcels of real property in which Merchant has a leasehold interest pursuant to the Leases along with the tenant improvements located thereon (to the extent owned or leased by Merchant) and the rights of Merchant under the Lease relating thereto.

5.1                   Leased Properties.

(a)  During the Marketing Period for each Lease, unless otherwise mutually agreed by the parties, Agent shall use its reasonable commercial efforts to market and attempt to assign the Leases.

(b)  Subject to the limitations set forth in Section 10.3(c) hereof, at any time prior to the expiration of the Marketing Period for Leases, Agent shall have the right, which right may be exercised at any time and from time to time in Agent’s sole and absolute discretion, to provide notice to Merchant (each such notice, a “Lease Assumption Notice”) of Agent’s election to require Merchant to seek approval from the Bankruptcy Court to assume and assign one or more Leases to any such party as Agent shall designate, including Agent, an affiliate of Agent, or TWEC (each, a “Leased Property Designee”).  Each Lease Assumption Notice shall include such information relating to the proposed designee, its proposed use of the Property and such other information or documentation relating to “adequate assurance of future performance” as shall be reasonably required in connection with the filing by Merchant of the Approval Motion, provided, that Agent or Agent’s designee shall be solely responsible for providing evidence of adequate assurance of future performance.  To the extent that the representation in Section 15.2(e) has not been met prior to the last day of the Marketing Period, Agent shall the next day notify Merchant of its assumption of sufficient leases to cause such representation to be met by the last day of the Marketing Period.

(c)  Within five (5) business days following the date upon which Merchant receives a Lease Assumption Notice from Agent, or on such longer term as Agent may designate in its sole discretion, Merchant shall file an Approval Motion (as defined below) with the Bankruptcy Court and Merchant shall thereafter use reasonable commercial efforts to obtain an Approval Order (as defined below).  As used in this Section 5.1(c), “reasonable commercial efforts” shall require Merchant to pay any and all costs and expenses for the payment of attorneys and other professionals whose services may reasonably be required in connection with the prosecution of the Approval Motion and to otherwise proceed in accordance with Section 5.2(a) and (b) below.

(d)  In the event Agent notifies Merchant to assume and assign any Lease, Agent shall be solely responsible for and shall pay any and all cure amounts with respect to such Lease arising under section 365(b)(1) of the Bankruptcy Code; provided, however, that Agent shall not be obligated to pay cure amounts arising prior to the Closing Date that, in the aggregate, exceed $2.4 million in respect of all Leases assumed and assigned, and Merchant shall be solely responsible for any cure amounts relating to the Leases that arose on or prior to the Closing Date in excess of $2.4 million.  Merchant shall be solely responsible for any and all costs of preparing or obtaining the Approval Motion and Approval Order and any agreements, motions or Bankruptcy Court orders necessary to implement the assumption and assignment of any Lease which Agent notifies Merchant to assume and assign.  The Leased Property Designee shall be responsible for and shall pay all amounts, liabilities, and obligations under such Lease from and after the Property Closing Date.

(e)  Agent shall have the right to direct the Merchant to seek Bankruptcy Court approval to assume and assign any of the Leases to Agent, any affiliate of Agent, or TWEC subject to the procedures and limitations set forth above as if the Agent, such affiliate, or TWEC was a Leased Property Designee.  If a Bankruptcy Court order is entered assuming and assigning any Lease to Agent, any affiliate of Agent, or TWEC, Agent, such affiliate, or TWEC shall be solely responsible for and shall pay all amounts, liabilities and obligations arising under such Lease from and after the Property Closing Date.

(f)  At any time prior to the expiration of the Marketing Period for any Lease, Agent shall have the right, which right may be exercised at any time and from time to time in Agent’s sole and absolute discretion, to provide notice to Merchant (each such notice, a “Dropout Notice”) of Agent’s election to discontinue its efforts to market and attempt to sell such Lease; provided that the delivery of such Dropout Notice shall not make Agent’s performance of the representation of Section 15.2(e) impossible.  A Dropout Notice may be delivered with respect to a property for which a Lease Assumption Notice shall have been previously delivered in the event that a condition to the closing of the transfer of the Lease to the proposed designee shall not have been satisfied.  The Guaranteed Amount shall not be reduced by such exclusion of properties unless the exclusion was a result of, or based upon, the failure by Merchant to execute and deliver such closing documents or otherwise take such actions as are required to be delivered and taken under this Agreement (the “Property Closing Conditions”) to the proposed designee, in which case the Guaranteed Amount shall be reduced by the reasonable value of the applicable Lease, as reasonably determined by the parties (with any disputes to be adjudicated by the Bankruptcy Court).  Agent agrees to deliver any Dropout Notice no later than fifteen (15) days prior to the 1st day of any month.  As of the Leased Property Termination Date with respect to any Lease, Agent shall have no further obligation or liability with respect thereto and Merchant shall be solely responsible for all amounts payable or other obligations or liabilities that may be owed in connection with such Lease (including, without limitation, any damages resulting from the rejection of the Lease applicable to any such Lease under section 365 of the Bankruptcy Code or otherwise).  Notwithstanding anything herein to the contrary, regardless of whether Agent directs Merchant to reject any one or more Leases at any time, the cost and expenses of the rejection at any time of any one or more Leases, including the filing and prosecuting of any motions or other papers with respect to the same, shall be borne solely by Merchant and paid for solely by Merchant.

5.2                   Covenants of Merchant Regarding Sale of Properties.

(a)  An “Approval Motion” shall mean a motion served upon all affected parties (including, without limitation, landlords under Leases and any parties to reciprocal easement agreements or other similar agreements (each, an “REA”) affecting the applicable Property) for an order of the Bankruptcy Court (an “Approval Order”) (i) approving of the assumption and assignment of the applicable Lease to the proposed designee, (ii) confirming that the assumption and assignment of the Lease to the proposed designee shall be free and clear of any claims of defaults; (iii) ruling that, in accordance with the provisions of Section 363 of the Bankruptcy Code, the Lease shall be transferred and assigned to the proposed designee free and clear of all liens, claims, mortgages and encumbrances (with same to attach to the proceeds of the sale, transfer and assignment); (iv) permitting the proposed designee to perform alterations and remodeling to the extent necessary to operate its retail operations, and to replace and modify existing signage notwithstanding any provision in the Lease, any REA or local law to the contrary, (v) ordering that any extension or renewal option in the Lease or in any REA which purports to be “personal” only to Merchant or to be exercisable only by Merchant is an unenforceable restriction on assignment and, in fact, may be freely exercised by the proposed designee to its full extent, (vi) allowing Agent’s proposed designee to remain “dark” with respect to properties for up to an additional twelve (12) months after assignment despite any Lease restriction, REA restriction or local law to the contrary, (vii) ordering that if no objection to the assumption and assignment of a Lease is timely made and filed with the Bankruptcy Court prior to the expiration of the applicable objection period, or such objection involves a “cure issue” (with it being deemed that any such objection regarding a “cure issue” will not affect the assumption and assignment), the assumption and assignment shall be deemed effective and binding upon the applicable affected parties and shall require no further order of the Bankruptcy Court to take place, (viii) ordering that any provisions contained in the Lease or any REAs which are, or would have the effect of being, provisions which restrict “going dark”, recapture provisions, provisions which impose a fee or a penalty or a profit sharing upon assignment, provisions which seek to increase the rent or impose a penalty or to modify or terminate a Lease or a REA as a result of going dark or upon assignment, provisions which directly or indirectly limit or condition or prohibit assignment, continuous operating covenants, and similar provisions contained in the Leases or REAs shall not restrict, limit or prohibit the sale and assumption and assignment of the Lease the proposed designee and are deemed and are found to be unenforceable anti-assignment provisions within the meaning of Sections 365(f) and (l) of the Bankruptcy Code, (ix) approving the proposed designee’s contemplated use of the Store governed by the Lease irrespective of whether such use is prohibited by the Lease, including, without limitation, in the case of any Lease transferred to TWEC, the use clause attached hereto as Exhibit 5.3(a), (x) approving the tradename(s) that the proposed designee intends to utilize at the Store covered by such Lease, including, without limitation, in the case of any Lease transferred to TWEC, the following tradenames: Coconuts, Strawberries, Second Spin, FYE (For Your Entertainment), Planet Music, and Spec’s; and (xi) finding that the proposed designee has provided adequate assurance of future performance.  If the hearing date of any Approval Motion is scheduled to be heard on a date that is later than six (6) months following the Closing Date, such Approval Motion may request that in the event that such Approval Motion is denied, the applicable Lease is rejected pursuant to section 365 of the Bankruptcy Code.

(b)  If a written objection to an Approval Motion is filed prior to the expiration of the applicable objection period, which is an objection which would prohibit or otherwise prevent a Property Closing (as defined below) from occurring pursuant to the terms of this Agreement and the Order, Merchant shall use commercially reasonable efforts to cause the Bankruptcy Court to hold a hearing on the next scheduled omnibus date (or such earlier date as may be reasonably practicable) and rule on the objection.  Merchant and Agent shall use commercially reasonable efforts to have such objection overruled and to obtain a finding that Agent’s designee’s proposed use will not breach the provisions of any Lease or REA, provided, however, that each party hereto shall bear their own respective legal fees, costs and expenses of responding to any objection, and any appeal thereof and of litigating and/or settling any objections.  If the objection is overruled or withdrawn, the Property Closing Date (as defined below) shall occur.  If the objection is upheld by the Bankruptcy Court, Agent shall retain its marketing rights under this Section 5 to such Property and the Guaranteed Amount shall not be reduced (unless the failure to obtain such order was due to a failure by Merchant to satisfy any of the Property Closing Conditions, or due to any action of Merchant which caused any of the Property Closing Conditions not to be satisfied, and not due to any failure on the part of Agent, including the inability of a designee to satisfy the “adequate assurance” requirement of the Bankruptcy Code).

(c)  Following the delivery of a Lease Assumption Notice (with respect to Leases) to Merchant, Merchant shall execute and deliver the documents described in Section 5.2(f).

(d)  Following the Closing Date, Merchant agrees to cooperate with Agent to arrange for the assumption and assignment of the Leases as provided in this Agreement.  Without limiting the generality of the foregoing, Merchant agrees (i) to provide Agent with all such diligence materials and information in Merchant’s possession as Agent shall reasonably request in connection with its efforts to market and attempt to assume and assign the Leases (including, without limitation, existing real property surveys, environmental reports, real estate tax and utility records and complete copies of the Leases and all communications with lessors thereunder) and (ii) to cooperate with Agent, its agents and any potential assignees of Leases to provide reasonable access to properties covered by the Leases.  In the event Merchant receives any written offer or letter of intent for the Leases, Merchant shall provide Agent with a copy of such offer or letter of intent.

(e)  The consummation of the sale and assignment of each Property (a “Property Closing”) shall take place on (i) with respect to assignments of the Leases to the designees as to which no objection to the Approval Motion has been filed with the Bankruptcy Court prior to the expiration of the applicable objection period (or where an objection has been timely filed but has been consensually resolved or withdrawn or which is an objection which does not prohibit or otherwise prevent a Property Closing from occurring in accordance with the terms of this Agreement, the Order and the Approval Order), as soon as reasonably practicable on or after the first (1st) business day following the expiration of the applicable objection period, but not later than the fifth (5th) day (which must include not less than three (3) business days) following the expiration of the applicable objection period (or such other date as may be agreed to by Merchant and Agent), provided that no stay pending appeal or other injunction against the applicable Property Closing is in effect, and (ii) with respect to assignments of the Leases to designees as to which an objection to the Approval Motion has been filed with the Bankruptcy Court prior to the expiration of the applicable objection period and such objection is an objection which prohibits or otherwise prevents a Property Closing from occurring in accordance with the terms of this Agreement and the Order and such objection is not consensually resolved or withdrawn, as soon as reasonably practicable on or after the first (1st) business day following the date that the Approval Order approving such assignment has been entered provided that the Approval Order contains protections and findings under Section 363(m) of the Bankruptcy Code for the benefit of the designee(s) and no stay of the Approval Order is in effect, but not later than the fifth (5th) day (which must include not less than three (3) business days) following the entry of such Approval Order (or such other date as Merchant and Agent may agree) (as applicable, the “Property Closing Date”).  Each Property Closing shall be subject to the Property Closing Conditions for such Property.  Merchant and Agent shall each use commercially reasonable efforts to cause all of the Property Closing Conditions to be satisfied as of the Property Closing Date.  To the extent that Agent seeks to appeal the denial of an Approval Motion, Agent shall pay all costs (including attorneys fees) and expenses in connection with such appeal.

(f)  At each Property Closing, Merchant shall deliver to Agent or its designees the following, as applicable:  (i) an executed assumption and assignment agreement for the applicable Lease being assigned (and to the extent applicable, any subleases not rejected by Merchant as contemplated by this Agreement), which may be the Approval Order, (ii) if the applicable Lease being assigned is a ground lease, an executed quit claim deed conveying Merchant’s right, title and interest in the improvements located on the applicable leased premises, (iii) an executed bill of sale conveying title to any tenant improvements or fixtures owned by Merchant and located at the applicable Property as of the Property Closing Date, (iv) any applicable local or state transfer tax forms, (v) evidence of the termination or rejection, as applicable, of any Subleases which Merchant is required to terminate or reject pursuant to Section 3.1(d) of this Agreement, and (vi) all other documents (including assignments of operating agreements affecting the Properties), affidavits, instruments and writings reasonably required to be executed by Merchant at or prior to the Property Closing Date pursuant to this Agreement or otherwise required by law, or reasonably requested by Agent in connection herewith.  Until such time as Agent has the amounts paid pursuant to this sentence exceed $2.4 million in the aggregate, at each Property Closing Agent shall pay Merchant the cure amount, if any, specified in the Approval Order approving such assignment.

(g)  Agent shall prepare (and deliver to Merchant for execution by Merchant) the assignments, bills of sale, deeds, transfer tax declarations and other closing documents to be delivered in connection with each Property Closing, all in form reasonably acceptable to Merchant, provided, however, that Merchant shall reasonably cooperate with Agent in such preparation.  All costs associated with the Property Closing and transactions contemplated under the Agreement shall be allocated as set forth in Section 7.1 below or elsewhere in the Agreement.

(h)  As contemplated by Section 8 below, all Occupancy Costs (as defined below) other than cure amounts payable by Agent hereunder which arise or are attributable to the period prior to the Closing Date whether the same are due and payable before or after the applicable Property Closing shall be the responsibility of Merchant and shall be prorated at the applicable Property Closing.  All Occupancy Costs which arise or are attributable to the period on or after the Closing Date whether the same are due and payable before or after the applicable Property Closing shall be the responsibility of Agent (or Agent’s designee) and shall be prorated at the applicable Property Closing (subject to Agent’s obligations under Section 8 below with respect to carrying costs during the Marketing Period).

(i)  From the date hereof through and until the Leased Property Termination Date (with respect to Leases), Merchant shall not enter into, extend, reject or otherwise terminate any material agreement with respect to a Lease, or grant any party a lien or security interest in any or all of the Leases, in each case without the prior written consent of Agent, which consent shall not be unreasonably withheld.  Without the prior written consent of Agent, absent delivery of a Dropout Notice, Merchant will not cancel any insurance policy relating to any Property and shall use its reasonable commercial efforts to extend or renew comparable coverage if any such policy should expire prior to the applicable Property Closing Date with respect to such Property, provided, however, that after the end of the Marketing Period, Merchant may permit any such insurance to expire unless the applicable costs of renewal are paid to Merchant by Agent.

(j)  At Agent’s request, with respect to identified mortgagees and/or fee owners, Merchant shall use commercially reasonable efforts (and at Agent’s sole cost) to obtain executed Non-Disturbance Agreements, in a form reasonably acceptable to Agent, from any such fee owner or mortgage holder who holds a fee interest or a mortgage which encumbers the fee interest, as the case may be, relating to a Lease to be assigned or its designees hereunder.  The failure to obtain any Non-Disturbance Agreement requested by Agent shall not result in a reduction of the Guaranteed Amount or constitute a breach of this Agreement.

(k)  Merchant and Agent will execute and deliver such further instruments of conveyance and transfer and take such additional action as Agent may reasonably request to effect, consummate, confirm or evidence the assignment of Leases to Agent’s designees.  This Section 5.2(k) shall survive for six (6) months following each respective Property Closing contemplated by this Agreement.

5.3                   Assets.  In addition to the foregoing, during the term of this Agreement, Agent, in its sole discretion, may, without further Bankruptcy Court approval, undertake those actions it deems appropriate in order to facilitate the sale and maximize the value of the Assets, including, without limitation, conducting and consummating auction sales or private sales that may or may not be subject to higher and better offers.  During the term of this Agreement, Merchant shall cooperate with Agent in its efforts to sell the Assets, including seeking Bankruptcy Court approval of those procedures Agent deems appropriate to implement any sale of any of the Assets that the Agent, in its sole discretion, determines to pursue.

5.4                   Transfers to TWEC.  On the Closing Date, or from time to time hereafter, without further order of the Bankruptcy Court, Merchant shall transfer all right, title and interest of Merchant to TWEC or any of TWEC’s designees the following Assets:

(a)  The inventory, signage, Supplies, parts, machinery, equipment, vehicles, and goods located at any of the Stores identified on Exhibit 5.4 attached hereto (the “TWEC Stores”), Central Office, or the Warehouse, as well as in transit thereto or therefrom;  and

(b)  All furniture, store fixtures and improvements located at or related to the TWEC Stores, the Warehouse, and the Central Office;

(c)  All personal property, tangible and intangible, located at the TWEC Stores;

(d)  All intellectual property, including, without limitation, know-how, trademarks, service marks, trade names, designs, logos, art work, copyrights, patents, licenses, developments, research data, designs, technology, test procedures, marketing plans, processes, confidential information and all other intellectual and intangible property rights, inventions (whether of not patentable), discoveries, business methods, and trade secrets of Merchant whatsoever (and applications for, and extensions and reissuances of, any of the foregoing and rights therein);

(e)  Any investment, equity interest, or ownership in (x) Echo and (y) Artemis Records; and

(f)  Any customer lists, and all websites operated by or for Merchant, including any server, software, or other equipment or program associated with such websites; and

(g)  All transferable guarantees, warranties, licenses and other transferable governmental permits, approvals and permissions related to the Assets set forth in paragraphs (a) – (f) above.

5.5                   Other Closing Date Transfers.  Prior to the Closing Date, Agent shall have the right to further direct the Merchant, on the Closing Date, to transfer directly to other third parties all right, title and interest in any Assets in the manner contemplated herein in accordance with Section 6.

5.6                   Executory Contracts. Prior to the completion of the Sale, Agent shall have the right to further direct the Merchant to seek assignment and assumption of any executory contract which has not been directed so long as Agent bears all costs (other than Merchants’ attorneys fees and costs) related to such assignment and assumption, including any cure amounts.

Section 6.                            Deliveries.  The transfer and sale of any of the Assets shall be effected by delivery by Merchant TWEC or to the designee of Agent at any time Agent so directs of such agreements, deeds, bills of sale, endorsements, assignments, and other good and sufficient instruments of sale, transfer, assignment, conveyance, and warrant and all consents of third parties necessary thereto as are required, pursuant to Court order under Section 363 and 365 of the Bankruptcy Code and other applicable bankruptcy law, to vest in the designee of Agent good title to the Assets, free and clear of all liens, claims, encumbrances for borrowed money indebtedness and security interests of any nature or kind whatsoever.  In addition, if requested to do so by Agent, Merchant will seek Bankruptcy Court approval or authority to effectuate any and all of the foregoing, including, without limitation, seeking court approval of further auction or sale proceedings.  The provisions of this Section 6 are subject to any more specific provisions set forth in Section 5 above.  In addition, notwithstanding the foregoing, (i) Merchant shall not be required to pay in order to obtain any third party consents, (ii) nothing in this Section 6 shall relieve Agent of its assumption of the Assumed Liabilities, and (iii) sales of Merchandise shall be subject to the requirements of Section 12.3.

Section 7.                            Expenses of the Sale.

7.1                   Expenses.  On a weekly basis in accordance with the Sale Reconciliation contemplated under Section 13 hereof, Agent shall be responsible for and shall pay, from the Sale Proceeds, all Expenses incurred in conducting the Sale.  “Expenses” are limited to the following:

(a)  The following Store level operating Expenses of the Store Closing Sale which arise during the Sale Term at the Stores that are not TWEC Stores (the “SC Stores”) on a per Store per diem basis:

(i)                                     base payroll for Retained Employees for actual days/hours worked in the conduct of the Store Closing Sale at the Stores;

(ii)                                  Merchant’s actual costs and expenses incurred in respect of third party payroll processing services for Retained Employees at the Stores;

(iii)                               amounts actually payable in respect of FICA, unemployment taxes, worker’s compensation (including the cost of maintaining worker’s compensation insurance), Merchant’s 401(k) matching contribution, holiday pay, vacation days or vacation pay, and health care insurance benefits for Retained Employees (excluding sick days or sick leave, maternity leave or other leaves of absence, termination or severance pay, union dues, pension benefits, ERISA coverage and similar contributions), in an amount not to exceed 14% of base payroll for all Retained Employees in the aggregate during the term of the Sale (the “Benefits Cap”);

(iv)                              costs of security personnel in the Stores;

(v)                                 a pro-rata portion of Merchant’s casualty insurance premiums attributable to the inventory;

(vi)                              costs and expenses of additional Supplies;

(vii)                           the costs and expenses of providing such additional goods and services in connection with the Store Closing Sale which the Agent in its sole discretion deems appropriate;

(viii)                        local and long distance telephone expenses in connection with the Sale;

(ix)                                costs of advertising, signage, and direct mailings relating to the Sale, including, without limitation, postage, courier and overnight mail charges (at Merchant’s contract rates, if available)(Agent acknowledges that Merchant shall not be obligated to advertise or mail materials for any purpose not directly attributable to the Sale); and

(x)                                   bank service charges and fees for bank accounts, credit cards and bank cards, chargebacks and discounts, existing or new, used in connection with the Sale (at Merchant’s contract rates, if available);

(b)  costs of transfers of inventory and Additional Merchandise during the Sale Term to the Stores;

(c)  costs of armored car services;

(d)  any collection fees, commissions, auction fees, brokerage fees or other similar fee, expense or cost incurred with respect to the Sale;

(e)  property insurance attributable to the Assets for which Agent is responsible during the Marketing Period pursuant to Section 8.1 hereof;

(f)  Agent’s cost of capital and letter of credit fees;

(g)  Agent’s legal fees and expenses;

(h)  Agent’s supervision fees and expenses, including, without limitation, fees, travel costs and bonuses;

(i)  any other reasonable and necessary expense incurred directly by Agent in connection with the sale, collection or monetization of the Assets; and

(j)  claims, liabilities, expenses, damages or other costs (including costs of defense and investigation) arising from or related to the operation, ownership, use, condition or pollution of or from the TWEC Stores or Warehouse after the Closing Date.

“Expenses” shall not include:  (i) Excluded Benefits; (ii) any rent or occupancy expenses related to the SC Stores in excess of the Occupancy Expenses as described in Exhibit 8.1; (iii) attorneys’ fees and costs and other expenses of Merchant in connection with preparing or obtaining any agreements, motions or Bankruptcy Court orders to effectuate any sale of any Properties or other Assets, (iv) any and all amounts due to release any liens on the Properties, all of which shall be the sole responsibility of Merchant and shall be paid by Merchant when due; and (v) Central Office expenses other than as set forth herein.

As used herein, the following terms have the following respective meanings:

“Excluded Benefits” means (i) sick days or sick leave, maternity leave or other leaves of absence, termination or severance pay, union dues, pension benefits, ERISA coverage and similar contributions (except for Merchant’s matching 401(k) contribution), and (ii) payroll taxes, worker’s compensation and health insurance benefits in excess of the Benefits Cap.

7.2                   Central Office Expense.  Prior to the Closing Date, Agent and Merchant shall mutually agree on a budget to reimburse Merchant for those services provided by Merchant at the Central Office for up to ninety (90) days following the Closing Date in order to support the Sale and certain other transition matters.

7.3                   Other Expenses of the Sale.  All expenses required for Merchant and Agent to perform their respective obligations hereunder other than the Expenses and Occupancy Expenses, and Central Office expenses (as described herein), including, without limitation, the items expressly excluded from the definition of “Expenses” in Section 7.1 and “Occupancy Expenses” in Section 8.1 shall be borne by Merchant and paid by Merchant when due.

Section 8.                            Expenses with Respect to Properties.

8.1                   Marketing Period Costs - Leases.

(a)  During the Marketing Period with respect to each Lease covering a SC Store, Agent shall reimburse Merchant, within five (5) Business Days, for all Occupancy Expenses accruing during the Marketing Period, limited to those amounts and categories as described in Exhibit 8.1 attached hereto.  “Occupancy Expenses” means base rent, percentage rent, HVAC, utilities, CAM, real estate and use taxes, merchant’s association dues, trash removal and building insurance, in all case limited to those amounts and categories as described in Exhibit 8.1.  Exhibit 8.1 shall be mutually agreed upon by Agent and Merchant as of the Closing Date.

(b)  During the Marketing Period with respect to each Lease covering a TWEC Store or the Warehouse, Agent shall reimburse Merchant, within five (5) Business Days, for all base rent, percentage rent, HVAC, utilities, CAM, real estate and use taxes, merchant’s association dues, trash removal, building and insurance, and other obligations under such Lease.

(c)  Subject to the limitation set forth in Section 10.3(c) hereof, if Agent fails to reimburse or advance to Merchant any such costs on a timely basis, then following the expiration of a five (5) day cure period after receipt by Agent of notice of such failure to reimburse or advance, provided that the basis for non-payment is not subject to a bona fide dispute, in addition to all of its other rights at law and equity, Merchant shall be entitled to revoke Agent’s right to use, to occupy and to market and attempt to sell Merchant’s right, title and interest in and to such Leases and may reject the Leases.  Such revocation shall be effective upon Agent’s receipt of written notification from Merchant (each, a “Revocation Notice”).

8.2                   Limitation on Marketing Period Costs.  During the Marketing Period, Merchant shall not make any extraordinary or structural maintenance repairs without the prior written consent of Agent, which consent shall not be unreasonably withheld or delayed.

8.3                   Occupancy Expense Letter of Credit.  Within two (2) business days from the entry of the Order, Agent will provide Merchant an irrevocable standby letter of credit in form and substance satisfactory to Merchant in the face amount of one and a half months of Occupancy Expenses for Leases and upon which Merchant may draw upon for any undisputed Occupancy Expenses not timely paid by Agent.  The letter of credit will allow for partial draws.  Upon termination of the Marketing Period for the Leases, and provided that Agent has paid all amounts due under this Agreement with respect to the Leases, Merchant shall cooperate with Agent to terminate the letter of credit described in this Section 8.3.

Section 9.                            Inventory Taking and Valuation.

9.1                   Inventory Taking

(a)  Inventory Taking.  Merchant and Agent shall cause to be taken a Cost Value physical inventory of the Merchandise (the “Inventory Taking”) at the Stores and the Warehouse, commencing on the day that the Order is entered.  The Inventory Taking shall be completed prior to the Closing Date.  The date of the Inventory Taking at each Store and the Warehouse shall be the “Inventory Date” for such Store or the Warehouse (as the case may be).

(b)  Cost and Procedures.  Prior to the Inventory Taking, Merchant and Agent shall jointly employ a mutually acceptable inventory taking service to conduct the Inventory Taking and mutually agree on the written directions to be given to such service regarding the conduct of the Inventory Taking.  The Agent and Merchant shall each be responsible for 50% of the costs and fees of the inventory taking service.  Except as provided in the immediately preceding sentence, Merchant and Agent shall bear their respective costs and expenses relative to the Inventory Taking.  Merchant and Agent shall each have representatives present during the Inventory Taking, and shall each have the right to review and verify the listing and tabulation of the inventory taking service.  Merchant agrees that during the conduct of the Inventory Taking at each Store such Store shall be closed to the public and no sales or other transactions shall be conducted.  The procedures to be used in the conduct of the Inventory Taking and its verifications are set forth on Exhibit 9.1 attached hereto.  In order to facilitate the Inventory Taking, Merchant agrees to make its cost files and related computer hardware and software available to Agent and the inventory taking service commencing prior to the Inventory Date.

9.2                   Merchandise.

(a)  As used in this Agreement the following terms have the respective meanings set forth below:

“Merchandise” means Inventory that is saleable in the ordinary course of business.

“Defective Merchandise” means any item of Merchandise other than used CDs, DVDs, and videogames saleable in the ordinary course that is defective or otherwise not saleable in the ordinary course because it is worn, scratched, broken, faded, torn, mismatched, tailored or affected by other or similar defects rendering it not first quality, including, but not limited to, such items of inventory segregated by Merchant and marked “out of stock” in the ordinary course of business.  Any items that have been segregated to return to vendor because such items are damaged or, according to historic practices, should have been so segregated shall be deemed to be Defective Merchandise.  Items that have been segregated to return to vendor on account of a return allowance or, according to historic practices, should have been so segregated shall not be deemed to be Defective Merchandise.  Display Merchandise shall not per se be deemed to be Defective Merchandise.

“Display Merchandise” shall mean any item of Merchandise that is removed from its packaging, or installed, affixed or modified for purposes of a sample, display or of demonstrating its function or design.

“Out-of-Date Merchandise” means any Merchandise that will have expired or be past its expiration date within thirty (30) days of the Closing Date.

“Rental Merchandise” means any item of Merchandise, including dvds, videos, and games that are rented to the public in the ordinary course of business.

9.3                   Valuation.  For purposes of this Agreement “Cost Value” of Merchandise shall mean the weighted average cost of Merchandise using methods and assumptions historically applied by Merchant in calculating its inventory value for financial reporting purposes as reflected on document provided to Agent on September 5, 2003 with the inventory filename “Inventory as of 073103.mdb” except that (a) the Cost Value of Rental Merchandise shall be determined as follows: DVDs at $5 per unit, VHS cassettes at $3 per unit, and videogames at $6 per unit; and (b) the Cost Value of Defective Merchandise, Display Merchandise, and Out-Of-Date Merchandise shall be the price mutually agreed upon by Merchant and Agent, provided that any adjustment to the Cost Value of the Merchandise on account of Defective Merchandise, Display Merchandise, or Out-of-Date Merchandise shall not exceed $500,000.

Section 10.                     Store Closing Sale Term; Marketing Period for Properties.

10.1             Term.  Subject to the satisfaction of the conditions precedent set forth in Section 16 hereof, the Store Closing Sale shall commence on the Closing Date (the “Sale Commencement Date”).  The Agent shall complete the Store Closing Sale within ninety (90) days of the Sale Commencement Date, unless terminated earlier in accordance with the last sentence of this Section 10.1 (the “Sale Termination Date”; the period from the Sale Commencement Date to the Sale Termination Date as to each Store being the “Sale Term”).  The Agent may, in its discretion, terminate the Store Closing Sale at any Store at any time within the Sale Term (i) upon the occurrence of an Event of Default by Merchant, or (ii) upon not less than five (15) days’ prior written notice to Merchant.

10.2             Vacating the Stores.  At the conclusion of each Store Closing Sale and/or at the end of the Marketing Period for any Lease, Agent agrees to relinquish possession, including returning any keys to Merchant, of the applicable Store or Warehouse, and leave such Stores in “broom clean” condition, ordinary wear and tear excepted, except for remaining Supplies and unsold items of FF&E, which remaining Supplies and unsold items of FF&E may be abandoned by Agent at the conclusion of each Store Closing Sale.

10.3             Marketing Period.

(a)  For each Lease, the period commencing on the Closing Date and ending on the Leased Property Termination Date shall be known as the “Marketing Period” for such Lease.

(b)  With respect to each Lease, the “Leased Property Termination Date” shall be (a) if a Lease Assumption Notice is delivered with respect to a Lease, the later to occur of (x) the closing date of the assignment of the Lease or (y) the date that the Court denies the applicable Approval Motion (if the date of entry of such order denying such Approval Order is more than six months following the Closing Date), or (b) for Leases that are not the subject of a Lease Assumption Notice, the later to occur of (x) the last day of the month in which Agent provides a Dropout Notice in accordance with the terms of this Agreement, and (y) the date that is six months following the Closing Date.  Notwithstanding anything set forth herein to the contrary, Merchant may not deliver a Revocation Notice pursuant to Section 8.1(c) with respect to any Lease during a Store Closing Sale at the Store covered by such Lease.

10.4                           Gross Rings.  From the Inventory Taking until the Closing Date, at such Store, Agent and Merchant shall jointly keep (i) a strict count of gross register receipts less applicable Sales Taxes (“Gross Rings”), and (ii) cash reports of sales within such Store.  Gross Rings shall be converted to Cost Value in accordance with Section 9.3 hereof.  All such records and reports shall be made available to Agent and Merchant during regular business hours upon reasonable notice.

Section 11.                     Sale Proceeds.

11.1             Sale Proceeds.  For purposes of this Agreement, “Sale Proceeds” shall mean the aggregate of (a) the total amount (in dollars) of all sales, collections, liquidations, designations, licensing, transfers, assignments, dispositions and other monetization of or on account of Assets subsequent to the Closing Date, exclusive of Sales Taxes, including, without limitation, all proceeds from the Store Closing Sales; (b) all proceeds of Merchant’s insurance for loss or damage to the Assets or loss of cash arising from events occurring after the Closing Date; (c) all proceeds from the sale of Additional Merchandise; and (d) all interest actually earned on such amounts.  Except as outlined in Section 4.3, all Sale Proceeds shall be retained by or paid to the Agent.

11.2             Deposit of Proceeds.

(a)  Merchandise Agency Account.  From and after the Closing Date, all Sale Proceeds and amounts collected in respect of Sales Taxes shall be deposited by Agent in agency accounts established by Agent (the “Agency Accounts”).  Agent may, in its discretion, designate new or existing accounts of Agent or Merchant as the Agency Accounts, provided that such accounts are dedicated solely to the deposit of Sale Proceeds and the disbursement of amounts payable by Agent hereunder.  Agent shall exercise sole signatory authority and control with respect to the Agency Accounts.  Merchant shall promptly upon Agent’s request execute and deliver all necessary documents to open and maintain the Agency Accounts.  To the extent that Agent shall elect to use existing accounts of Merchant as the Agency Accounts, (a) all Sale Proceeds deposited in such accounts will constitute the property of Agent and shall be held in trust by Merchant for Agent, (b) commencing on the first business day following the Closing Date, and on each business day thereafter, Merchant shall pay to Agent by wire funds transfer all collected funds constituting Sale Proceeds deposited in such accounts, and (c) upon request,

Merchant shall deliver to Agent copies of all bank statements and other information relating to such accounts.  Merchant shall not be responsible for and Agent shall pay as an Expense hereunder, all bank fees and charges, including wire transfer charges, related to the Agency Accounts, whether received during or after the Sale Term.

(b)  Credit Card Sale Proceeds.  Agent shall have the right (but not the obligation) to use Merchant’s credit card facilities (including Merchant’s credit card terminals and processor(s), credit card processor coding, merchant identification number(s) and existing bank accounts) for credit card Sale Proceeds.  In the event that Agent elects so to use Merchant’s credit card facilities, Merchant shall process credit card transactions on behalf of Agent and for Agent’s account, applying customary practices and procedures.  Without limiting the foregoing, Merchant shall cooperate with Agent to down-load data from all credit card terminals each day during the Sale Term and to effect settlement with Merchant’s credit card processor(s), and shall take such other actions necessary to process credit card transactions on behalf of Agent under Merchant’s merchant identification number(s).  All credit card Sale Proceeds will constitute the property of the Agent and shall be held by Merchant in trust for Agent.  Merchant shall deposit all credit card Sale Proceeds into a designated account and shall transfer such Sale Proceeds to Agent daily (on the date received by Merchant if received prior to 12:00 noon, or otherwise within one business day) by wire transfer of immediately available funds.  At Agent’s request, Merchant shall cooperate with Agent to establish merchant identification numbers under Agent’s name to enable Agent to process all credit card Sale Proceeds for Agent’s account.  Merchant shall not be responsible for and Agent shall pay as an Expense hereunder, all credit card fees, charges, and chargebacks related to the Sale, whether received during or after the Sale Term.

Section 12.                     Conduct of the Store Closing Sale.

12.1             Rights of Agent.  From and after the Closing Date, Agent shall conduct the Sale in the name of and on behalf of Merchant in a commercially reasonable manner and in compliance with (i) the terms of this Agreement and (ii) the Order.  In connection therewith and as provided in the Order, Agent shall be permitted to operate the Stores on any promotional or non-promotional basis and to conduct the Store Closing Sale as a “store closing,” “going out of business” or similar sale throughout the Sale Term.  Except as is not permitted by the Order, from and after the Closing Date, Agent, in the exercise of its sole discretion, shall have the right:

(a)  to establish and implement advertising, signage, and promotion programs that Agent deems appropriate, including advertising, signage and promotion programs consistent with a “store closing” or “going out of business” theme (including, without limitation, by means of media advertising, banners, A-frame, and similar interior and exterior signs);

(b)  to establish Merchandise prices and Store hours;

(c)  unless otherwise specifically set forth in this Agreement, to use without charge all FF&E, motor vehicles, advertising materials, bank accounts, Store-level customer lists and mailing lists, computer hardware and software, Supplies, intangible assets (including Merchant’s name, logo and tax identification numbers), Store keys, case keys, security codes, and safe and lock combinations required to gain access to and operate the Stores, and any other assets of Merchant located at the Stores (whether owned, leased, or licensed);

(d)  to transfer Merchandise between Stores and/or between the Stores and the Warehouse, provided, however that no transfer of Merchandise from the Warehouse shall occur prior to the date of the Warehouse Inventory Taking; and

(e)  to the extent provided in Section 7.2 of the Agreement, to use (i) Merchant’s central office facilities, POS systems, central and administrative services and personnel to process payroll, perform MIS services, sales audit and cash reconciliation, and provide other central office services, necessary for the Sale, and (ii) one office located at Merchant’s central office facility.

12.2             Sales at TWEC Stores.  Nothing contained herein shall prohibit TWEC from operating the TWEC Stores as a going concern from and after the Closing Date.  At any time prior to the expiration of the Leased Property Termination Date with respect to any Lease covering a TWEC Store, TWEC may direct Agent to commence a Store Closing Sale at such TWEC Store and the provisions of the Order and this Agreement relating to the Store Closing Sales generally shall apply to such Store Closing Sale.

12.3             Terms of Sales to Customers.  All sales of Merchandise will be “final sales” and “as is,” and all advertisements and sales receipts will reflect the same.  All sales will be made only for cash, by approved check, and by bank credit cards currently accepted by Merchant.

12.4             Sales Taxes.  From and after the Closing Date, all sales, excise, gross receipts and other taxes (other than taxes on income) attributable to sales of Merchandise at the SC Stores payable to any taxing authority having jurisdiction (collectively, “Sales Taxes”) shall be added to the sales price of Merchandise at the SC Stores and collected by Agent at the time of sale.  The Agent shall draw checks on the Agency Accounts payable to the applicable taxing authorities in the amount so collected, which shall be delivered together with accompanying schedules to Merchant on a timely basis for payment of taxes when due.  Merchant shall promptly pay all Sales Taxes and file all applicable reports and documents required by the applicable taxing authorities.  Merchant will be given access to the computation of gross receipts for verification of all such tax collections.

12.5             Supplies.  Agent shall have the right to use, without charge, all existing supplies located at the Stores, including, without limitation, boxes, bags, paper, twine and similar sales materials (collectively, “Supplies”).  In the event that additional Supplies are available in Merchant’s chain, Agent shall have the right to use such additional Supplies.

12.6             No Returns of Merchandise.  Notwithstanding Merchant’s current or prior practices and as is consistent with the Order, Agent shall not be required to and shall not accept returns of goods sold by Merchant from the Stores prior to the Closing Date.

Section 13.                     Sale Reconciliation.  On each Wednesday during the Sale Term, commencing on the second Wednesday after the Closing Date, Agent and Merchant shall cooperate to reconcile Expenses associated with the Store Closing Sales, Gross Rings, and Sale Proceeds associated with Additional Merchandise, in each case for the prior week or partial week (i.e., Sunday through Saturday), all pursuant to procedures agreed upon by Merchant and Agent.  Within thirty (30) days after the end of the Sale Term with respect to all Stores, Agent and Merchant shall complete a final reconciliation of the Store Closing Sale, the written results of which shall be certified by Merchant and Agent as a final settlement of accounts between Merchant and Agent.  In addition, on each Wednesday during the period from the Closing Date until the end of the Marketing Period with respect to all Properties, commencing on the second Wednesday after the Closing Date, Agent and Merchant shall cooperate to reconcile Expenses not associated with the Store Closing Sale and such other Sale-related items as either party shall reasonably request, in each case for the prior week or partial week (i.e., Sunday through Saturday), all pursuant to procedures agreed upon by Merchant and Agent.  Within thirty (30) days after the end of the Marketing Period with respect to all Properties, Agent and Merchant shall complete a final reconciliation of the Sale, the written results of which shall be certified by representatives of each of Merchant and Agent as a final settlement of all accounts between Merchant and Agent.

Section 14.                     Employee Matters.

14.1             Merchant’s Employees at Stores other than TWEC Stores.  On the Closing Date, in connection with the Store Closing Sales, Agent will use those Merchant’s store-level employees employed at Stores other than TWEC Stores (each such employee, a “Retained Employee”).  Merchant shall not be obligated to pay bonuses or increase compensation of any employee in order to retain employees and both parties acknowledge that Merchant may not be able to retain employees that Agent wishes to use as Retained Employees.  Retained Employees shall at all times remain employees of Merchant, and shall not be considered or deemed to be employees of Agent.  Merchant and Agent agree that except to the extent that wages and benefits of Retained Employees constitute Expenses hereunder, nothing contained in this Agreement and none of Agent’s actions taken in respect of the Sale shall be deemed to constitute an assumption by Agent of any of Merchant’s obligations relating to any of Merchant’s employees including, without limitation, Excluded Benefits, Worker Adjustment Retraining Notification Act (“WARN Act”) claims and other termination type claims and obligations, or any other amounts required to be paid by statute or law; nor shall Agent become liable under any collective bargaining or employment agreement or be deemed a joint or successor employer with respect to such employees.  Other than with respect to existing plans, which plans will be solely the obligation of Merchant, Merchant shall not, without Agent’s prior written consent, raise the salary or wages or increase the benefits for, or pay any bonuses or make any other extraordinary payments to, any of its employees on or after the date of this Agreement.

14.2             Termination of Retained Employees.  Agent may elect, in its sole discretion, stop using any Retained Employee prior to the completion of the Sale.  In the event of such election for any Retained Employee, Agent will notify Merchant at least five (5) days prior thereto, except for an election made “for cause” (such as dishonesty, fraud or breach of employee duties), in which event no prior notice to Merchant shall be required, provided Agent shall notify

Merchant as soon as practicable after such election.  From and after the date of this Agreement and until the Closing Date, Merchant shall not transfer or dismiss employees of the SC Stores except “for cause” without Agent’s prior consent, which consent shall not be unreasonably withheld.  Without limiting the foregoing, Merchant has not distributed, and shall not distribute any notice to its SC Store employees under the WARN Act without Agent’s prior written consent.  Agent shall not be liable for expenses relating to Retained Employees arising from and after the 5th day after giving notice of a termination election.

14.3             Payroll Matters.  Merchant shall process the base payroll for all Retained Employees.  Attached hereto as Exhibit 14.3 is a description of Merchant’s base payroll, related payroll taxes, worker’s compensation and employee benefits, which Merchant represents is true and accurate as of the date hereof.

14.4             Employee Retention Bonuses.  In Agent’s sole discretion, Agent at its sole cost may pay retention bonuses (“Retention Bonuses”) to Retained Employees who do not voluntarily leave employment and are not terminated “for cause.”  Such Retention Bonuses shall be advanced by Agent to Merchant prior to the date payable and shall be processed through Merchant’s payroll system.

14.5             Merchant’s Employees at TWEC Stores.  On the Closing Date, Merchant shall terminate those employees (“TWEC Store Employees”) employed at the TWEC Stores and Warehouse.  TWEC, in its sole and complete discretion, shall offer employment to the TWEC Store Employees on terms and conditions substantially similar to those that existed as of the Closing Date.

Section 15.                     Representations, Warranties, Covenants and Agreements.

15.1             Representations, Warranties, Covenants and Agreements of Merchant.  Merchant hereby represents, warrants, covenants and agrees in favor of Agent, unless otherwise specified in this Section 15, as of the date of this Agreement and as of the Closing Date, as follows:

(a)  Good Standing.  Merchant (i) is a corporation duly organized, validly existing and in good standing under the laws of the state of its organization; (ii) has all requisite power and authority to own, lease and operate its assets and properties and to carry on its business as presently conducted; and (iii) is and until the end of the Marketing Period with respect to all Properties will continue to be, duly authorized and qualified to do business and in good standing in each jurisdiction where the nature of its business or properties requires such qualification, including all jurisdictions in which the Stores are located.

(b)  Motion.  Merchant shall use its reasonable commercial efforts to obtain the entry of the Order (as defined below) and the consummation of the transactions contemplated hereby.

(c)  Due Authorization; Binding Agreement.  Subject to entry of the Order, the Merchant has the right, power and authority to execute and deliver this Agreement and each other document and agreement contemplated hereby (collectively, together with this Agreement, the “Agency Documents”) and to perform fully its obligations thereunder.  Subject to entry of the Order and compliance (if required) with the Hart-Scott-Rodino Antitrust Improvements Act of

1976, as amended, Merchant has taken all necessary actions required to authorize the execution, delivery and performance of the Agency Documents, and no further consent or approval is required for Merchant to enter into and deliver the Agency Documents, to perform its obligations thereunder, and to consummate the Sale.  Each of the Agency Documents has been duly executed and delivered by Merchant and constitutes the legal, valid and binding obligation of Merchant enforceable in accordance with its terms.  Except for the Order, no court order or decree of any federal, state or local governmental authority or regulatory body is in effect that would prevent or impair, or is required for the Merchant’s consummation of, the transactions contemplated by this Agreement, and no consent of any third party which will not be obtained prior to the Closing Date is required therefor.  No contract or other agreement to which the Merchant is a party or by which the Merchant is otherwise bound will prevent or impair the consummation of the Sale and the transactions contemplated by this Agreement.

(d)  Cost and Retail Price Files.  Merchant has maintained its cost and retail price files in the ordinary course of business.  All cost and retail price files and records since July 25, 2003 relative to the Merchandise have been made available to Agent.  All cost and retail price files and records are true and accurate in all material respects as to Merchant’s actual landed cost.

(e)  Markdowns.  Except as set forth on the Promotions Schedule (as defined hereafter), as of the Closing Date, all normal course permanent markdowns on inventory will have been taken on a basis consistent with Merchant’s historical practices and policies.

(f)  Price Increases.  Except as set forth on the Promotions Schedule, since July 25, 2003 through the Closing Date, other than in the ordinary course of business, Merchant has not increased, marked up or raised the price of any items of inventory, or removed or altered any tickets or any indicia of clearance merchandise, including the elimination of point of sale discounts.

(g)  Shelf Pricing.  Except as set forth on the Promotions Schedule, to the best of Merchant’s knowledge and belief, Merchant has shelf priced or otherwise marked all items of inventory received at the Stores prior to the Closing Date, in a manner consistent with similar inventory located at the Stores and in accordance with Merchant’s historic practices and policies relative to the pricing and marking of inventory.

(h)  Transfers of Inventory.  Merchant has not purchased or transferred any inventory outside the ordinary course of business.

(i)  Historic Sales and Inventory.  Exhibit 15.1(i) attached hereto sets forth historic sales at the Stores for the 4 months ending August 31, 2003.

(j)  Inventory Replenishment and Mix as of Closing Date.  Merchant has replenished its inventory in a manner sufficient to maintain an inventory mix that is substantially similar to the inventory mix as represented by the Inventory Report dated as of August 31, 2003, which is attached hereto as Exhibit 15.1(j).

(k)  Use and Occupancy.  As of the Closing Date, no event of default or event which with the giving of notice, the passage of time, or both has occurred on the part of the Merchant under any lease, reciprocal easement agreement or other occupancy agreement which would have a material adverse effect on the Sale other than defaults that may be cured in accordance with § 365 of the Bankruptcy Code.  From and after the Closing Date, so long as the requirements of § 365 of the Bankruptcy Code are satisfied, the Agent shall have the right to the unencumbered use and occupancy of, and peaceful and quiet possession of, each of the Stores, the Assets currently located at the Stores and the utilities and other services provided at the Stores.

(l)  Physical Plant.  To the best of Merchant’s knowledge and belief, Merchant has maintained all cash registers, heating systems, air conditioning systems, elevators, escalators, Store alarm systems, and all other mechanical devices used in the ordinary course of operation of the Stores.

(m)  Required Merchant Payments.  Since the Filing Date, Merchant has paid and is current in the payment of (i) all post-petition self-insured or Merchant funded employee benefit programs for employees, including health and medical benefits, worker’s compensation and insurance and all proper claims made or to be made in accordance with such programs, (ii) all post-petition casualty, liability and other insurance premiums, (iii) all post-petition utilities provided to the Stores, and (iv) all post-petition applicable taxes, which are not subject to a current or pending bona fide dispute.

(n)  Increased Costs.  Since July 25, 2003 through the Closing Date, Merchant has not and shall not take any actions outside the ordinary course of business the result of which is to materially increase the cost of operating the Sale, including, without limitation, increasing salaries or other amounts payable to employees

(o)  Labor Matters.  As of the Closing Date, (i) Merchant is not a party to any collective bargaining agreements with its employees, (ii) no labor unions represent Merchant’s employees at the Stores, and (iii) there are currently no strikes, work stoppages or other material labor disturbances affecting the Stores or the Warehouse.

(p)  Advertising.  As of the date of this Agreement, Merchant is current in the payment of all undisputed advertising liabilities incurred subsequent to the Filing Date.  Merchant agrees that in the event that Agent receives notice that any such liability is overdue or unpaid, or Agent is unable to advertise the Sale with any newspapers, magazines, radio or television stations or other media providers which target or serve the market areas of the Stores or is unable to obtain Merchant’s contract rate with any such provider as a result of the Merchant’s failure to pay its postpetition undisputed outstanding balances with such providers, Merchant shall immediately pay such applicable balances in full.

(q)  Title.

(i)             Merchant owns and will own at all times until sold pursuant to the terms of this Agreement, good and marketable title to all of the Assets and Merchant shall convey the Assets to Agent or its designee in accordance with the terms of this Agreement free and clear of all liens, claims and encumbrances. From the date hereof, Merchant shall not create, incur, assume or suffer to exist any security interest, lien or other charge or encumbrance upon or with respect to any of the Assets or the Sale Proceeds.

(ii)          After entry of the Order, there shall be no liens, claims, or encumbrances relating to borrowed money indebtedness on any Assets.  To the best of Merchant’s knowledge and belief, there are no pending or threatened condemnation proceedings affecting any of the Properties.

(r)  Relationship with Agent.  Merchant’s relationship with Agent is intended to be solely that of agent and principal, not that of joint venturers or partners.

(s)  Legal Proceedings.  Other than the Petition, matters of record in Merchant’s chapter 11 cases, of as set forth on Exhibit 15.2(r), since the Filing Date, no action, arbitration, suit, notice, or legal, administrative or other proceeding before any court or governmental body has been instituted by or against Merchant or any Property, or has been settled or resolved, or has been threatened against or affects Merchant or any Assets, which if adversely determined, would give rise to a lien or other encumbrance on any Property, or have a material adverse effect, taken as a whole, upon the Properties or upon Merchant’s ability to perform its obligations under this Agreement or the conduct of the Sale.

(t)  Governmental Consents and Permits.  Other than the Order and for compliance, if applicable, with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, no consent, approval, license, permit, authorization, declaration, filing, registration or other document with any government or regulatory authority is required to be made or obtained by the Merchant in connection with the execution, delivery and performance of this Agreement or the sale, collection, liquidation, designation, license, transfer, assignment, disposition and other monetization of or on account of Assets.  Furthermore, to the best of Merchant’s knowledge and belief, any consent, approval, license, permit, authorization, declaration, filing, registration or other document with any government or regulatory authority currently held by Merchant or Merchant’s estate for use in the sale, collection, liquidation, designation, license, transfer, assignment, disposition and other monetization of or on account of Assets remains valid and in force and effect.  Finally, Merchant has not received any notice to the effect that, or otherwise been advised that, Merchant is not in compliance with any consent, approval, license, permit, authorization, declaration, filing, registration or other document with any government or regulatory authority, which non-compliance would have the effect of materially interrupting, hindering or creating an obstacle to the sale, collection, liquidation, designation, license, transfer, assignment, disposition and other monetization of or on account of Assets except for such failures to comply as are not material.

(u)  Leased Property.

(i)  Subject to entry of the Order by the Bankruptcy Court, Merchant has, with respect to the Leases, leasehold title, and valid leases as to all of the Properties, free and clear of all Liens.

(ii)  Complete and correct copies of the Leases and any subleases have been delivered to or made available for inspection by Agent and none of the Leases or subleases have been modified in any material respect except to the extent that such modifications are disclosed by the copies delivered to or made available for inspection by Purchaser.

(v)  Wages and Salary of TWEC Store Employees.  Since July 25, 2003, Merchant has not materially increased the wages or salaries, taking into consideration the provision of any employee benefit, of any TWEC Store Employee other than in the ordinary course of business.

(w)  Vacation Accrual.  Merchant’s employees at the Stores and the Warehouse have accrued vacation in the ordinary course of business and as of the Closing Date, the amount of accrued vacation pay of Merchant’s employees at the Stores and the Warehouse is approximately $680,000.

15.2             Representations, Warranties and Covenants of Agent.  Agent hereby represents, warrants and covenants in favor of the Merchant as follows:

(a)  Good Standing.  Each member of Agent (i) is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of the state of organization; (ii) has all requisite power and authority under its charter and bylaws to consummate the transactions contemplated hereby; and (iii) is and during the Sale Term will continue to be, duly authorized and qualified to do business and in good standing in each jurisdiction where the nature of its business or properties requires such qualification.

(b)  Due Authorization.  Agent has the right, power and authority to execute and deliver each of the Agency Documents to which it is a party and to perform fully its obligations thereunder.  Agent has taken all necessary actions required under its operating agreement to authorize the execution, delivery, and performance of the Agency Documents.  Each of the Agency Documents has been duly executed and delivered by Agent and constitutes the legal, valid and binding obligation of Agent enforceable in accordance with its terms.  No contract or other agreement to which Agent is a party or by which Agent is otherwise bound will prevent or impair the consummation of the transactions contemplated by this Agreement.

(c)  Legal Proceedings.  No action, arbitration, suit, notice, or legal, administrative or other proceeding before any court or governmental body has been instituted by or against Agent, or has been settled or resolved, or to Agent’s knowledge, has been threatened against or affects Agent, which questions the validity of this Agreement or any action taken or to be taken by Agent in connection with this Agreement, or which if adversely determined, would have a material adverse effect upon Agent’s ability to perform its obligations under this Agreement.

(d)  Relationship with Merchant.  The relationship between Merchant and Agent is solely that of agent and principal, not that of joint venturers or partners.

(e)  Required Number of Lease Assumptions.  On or prior to the date that is six (6) months following the Closing Date, not less than seventy (70) of the Leases shall be assumed and assigned to Leased Property Designees.

(f)  Compliance with Law.  Agent shall, and cause of all of its employees, agents and consultants to, use the Assets, perform the Sale, and operate the TWEC Stores in accordance with the terms of all applicable law, the Order, and any other order of the Bankruptcy Court.

(g)  Use of Assets located at Central Office.  Agent agrees to provide Merchant and its employees and agents and representatives reasonable access to and use of the Assets located at the Central Office for no cost until such time as the lease covering the Central Office is rejected.

(h)  No Merchant Liability for Gift Cards, Gift Certificates, or Store Credits.  Agent agrees that with respect to gift cards, gift certificates, or store credits, Agent will not seek compensation, reimbursement, indemnification, or other right of payment from Merchant for purported liabilities relating to gift cards, gift certificates, or store credits.

(i)  Petty Cash.  In connection with the Inventory Taking at a Store, a determination of all cash located at the Stores as of the Closing Date will be taken and at such time, Agent will pay to Merchant such amount.

Section 16.                     Covenants of the Merchant

16.1    Operations Prior to Closing Date.

From August 15, 2003 through the Closing Date, the Merchant has operated and will operate in the ordinary course of business.  Without limiting the foregoing, from August 15, 2003 through the Closing Date, (i) Merchant has not conducted and will not conduct any promotions or advertised sales at the Stores except for promotions contained in newspapers or mailers or radio for goods that may be replenished at the Store level, all as described in the Promotional Calendar on Exhibit 16.1 attached hereto; (ii) Merchant has replenished its Store inventories in the ordinary course, including specifically with respect to top-50 and other category goods; (iii) all rack jobbers and service vendors have continued and will continue to service Merchant in the ordinary course; (iv) Merchant has not and will not return inventory to vendors other than in the ordinary course of business; (v)  Merchant has not and will not make any management personnel moves or changes that would be reasonably likely to materially affect the transactions contemplated hereby; provided that, Agent acknowledges that Merchant’s employees may terminate their employment and Merchant shall have no liability to Agent for any voluntary termination; and (vi) Merchant has not and will not enter into real estate contracts, renew Leases, enter into Leases, terminate Leases, reject Leases, amend Leases, consent to the assignment of Leases or grant or terminate any other interests in any Assets without Agent’s prior written consent, which consent shall not be unreasonably withheld or delayed.

16.2             Operation of Business From and After Closing Date.

After the Closing Date, the Merchant shall operate its business in accordance with the terms of this Agreement.  Specifically, unless otherwise expressly permitted by this Agreement, Merchant shall not, without the prior written consent of Agent (i) order any inventory, (ii) sell any Assets, (iii) grant any security interests or liens on the Assets or proceeds thereof; or (iv) abandon any of the Assets.  Merchant shall not reject or cause the rejection of any Lease except in accordance with the terms of this Agreement.

Section 17.                     Conditions Precedent to Effectiveness

17.1             Conditions Precedent to Obligations of Both Merchant and Agent.  Merchant or Agent may terminate this Agreement if any of the following conditions precedent are not satisfied at the times or during the periods indicated and the termination of this Agreement pursuant to this Section 17.1 shall not result in any liability to Agent and shall not result in any liability of Merchant, provided, however, that if the failure or non-occurrence of any of the following conditions are the fault or a result of either party’s non-action or a failure to take any reasonable action, such party may not rely on this section in order to terminate this Agreement:

(a)  Order.  On or prior to September 30, 2003, the Court shall have entered an order (the “Order”) substantially in the form attached hereto as Exhibit 17.1(a) approving this Agreement, which Order shall not have been reversed, stayed, modified or amended and as to which (a) the time to appeal or seek review, reargument or rehearing has expired and as to which no appeal or petition for certiorari, review or rehearing is pending, or (b) if appeal, review, reargument, rehearing or certiorari of such order has been sought, such order has been affirmed and the request for further review, reargument, rehearing or certiorari has expired, as a result of which such order has become final and nonappealable in accordance with applicable law.  Notwithstanding the foregoing clause, Agent, in its sole discretion, may close the transactions contemplated herein prior to the Order becoming final; provided that the Court enters an order in form and substance satisfactory to Agent approving this Agreement and authorizing the Merchant to consummate the transactions contemplated hereby, in which order the Court finds that the transactions contemplated by this Agreement were negotiated at arms-length and in good faith and Agent acted in good faith in all respects, and such order is not stayed pending appeal.

(b)  Extension of 365(d)(4) Deadline.  The terms of the Order shall extend the time within which Merchant may assume or reject those executory contracts or unexpired leases of real property that are Assets hereunder to a date no earlier than six months following the Closing Date.

(c)  Closing Date.  The date on which the closing of this Agreement occurs is referred to herein as the “Closing Date.”  The Closing Date shall occur as of 12:01 a.m. (prevailing eastern time) on October 2, 2002 if the Order is unstayed; otherwise, the Closing Date shall occur as of 12:01 a.m. (prevailing eastern time) on the first Business Day the Order is entered and unstayed, provided, however, that, in all respects, the Closing Date shall occur and be effective on or before October 9, 2003.

17.2             Additional Conditions Precedent to Obligations of Agent.  Agent may terminate this Agreement if any of the following conditions precedent are not satisfied at the times or during the periods indicated and the termination of this Agreement by Agent pursuant to this Section 16.2 shall not result in any liability to Agent:

(a)  Agent Access.  Prior to the Closing Date, Merchant shall have provided Agent reasonable access to all pricing and cost files, computer hardware, software and data files, inter-Store transfer logs, markdown schedules, invoices, style runs and all other documents relative to the price, mix and quantities of inventory located at the Stores.

(b)  Agent Inspection.  Prior to the Closing Date, Merchant shall have provided Agent reasonable access to the Stores, the Warehouse and the inventory on the date immediately preceding the Inventory Date.

(c)  No Breach or Default.  All representations and warranties of Merchant hereunder shall be true and correct in all material respects and no Event of Default by Merchant shall have occurred at and as of the date, unless such breach or Event of Default would not have a material adverse effect on the transaction.

Section 18.                     Insurance; Risk of Loss.

18.1             Merchant’s Liability Insurance.  As of the Closing Date, TWEC shall provide (and Merchant shall have no obligation to provide) liability insurance policies including, but not limited to, products liability, comprehensive public liability, auto liability and umbrella liability insurance, covering injuries to persons and property in, or in connection with, the operation of the Stores or Warehouse, and shall cause Agent and Merchant to be named an additional named insured with respect to all such policies.

18.2             Merchant’s Property Casualty Insurance.  Merchant will provide until the end of the Sale, fire, flood, theft and extended coverage casualty insurance covering the unsold Assets (other than Assets conveyed to TWEC) in a total amount equal to no less than the appraised value therof.  From and after the Closing Date until the end of the Sale, all such policies will name Agent as loss payee.  In the event of a loss to the Assets on or after the date of this Agreement, the proceeds of such insurance attributable to the Assets plus any self insurance amounts and the amount of any deductible (which amounts shall be paid by Merchant), shall constitute Sale Proceeds hereunder.  In the event of such a loss Agent shall have the sole right to adjust the loss with the insurer.  Within two (2) days after the Closing Date, Merchant shall deliver to Agent certificates evidencing such insurance setting forth the duration thereof and naming the Agent as loss payee, in form and substance reasonably satisfactory to Agent.  All such policies shall require at least thirty (30) days prior notice to the Agent of cancellation, non-renewal or material change.  Merchant shall not make any change in the amount of any deductibles or self insurance amounts prior to the end of the Sale for all of the Properties without Agent’s prior written consent.

18.3             Agent’s Insurance.  Agent shall maintain at Agent’s cost and expense, until the end of the Marketing Period for all of the Properties, in such amounts as it currently has in effect, comprehensive public liability and automobile liability insurance policies covering injuries to persons and property in or in connection with Agent’s agency at the Stores, and shall cause Merchant to be named an additional insured with respect to such policies.  Exhibit 17.3 attached hereto contains a description of all such policies.  Prior to the Closing Date, Agent shall deliver to Merchant certificates evidencing such insurance policies setting forth the duration thereof and naming Merchant as an additional insured, in form and substance reasonably satisfactory to Merchant.  In the event of a claim under any such policies Agent shall be responsible for the payment of all deductibles, retentions or self-insured amounts thereunder if such claims are directly attributable to the negligence of Agent.

18.4             Worker’s Compensation Insurance.  Merchant shall at all times maintain worker’s compensation insurance (including employer liability insurance) covering all Retained Employees in compliance with all statutory requirements.  Prior to the Closing Date, Merchant shall deliver to Agent a certificate of Merchant’s insurance broker or carrier evidencing such insurance.

18.5             Risk of Loss.  Without limiting any other provision of this Agreement, Merchant acknowledges that Agent is conducting the Sale on behalf of Merchant solely in the capacity of an agent, and that in such capacity (i) Agent shall not be deemed to be in possession or control of the Stores or the assets located therein or associated therewith, or of Merchant’s employees located at the Stores, and (ii) except as expressly provided in this Agreement, Agent does not assume any of Merchant’s obligations or liabilities with respect to any of the foregoing.  Merchant and Agent agree that Merchant shall bear all responsibility for liability claims of customers, employees and other persons arising from events occurring at the Stores during and after the Sale Term, except to the extent any such claim arises directly from the acts or omissions of Agent, or its supervisors or employees located at the Stores (an “Agent Claim”).  In the event of any such liability claim other than an Agent Claim, Merchant shall administer such claim and shall present such claim to Merchant’s liability insurance carrier in accordance with Merchant’s historic policies and procedures, and shall provide a copy of the initial documentation relating to such claim to Agent.  To the extent that Merchant and Agent agree that a claim constitutes an Agent Claim, Agent shall administer such claim and shall present such claim to its liability insurance carrier, and shall provide a copy of the initial documentation relating to such claim to Merchant.  In the event that Merchant and Agent cannot agree whether a claim constitutes an Agent Claim, each party shall present the claim to its own liability insurance carrier, and a copy of the initial claim documentation shall be delivered to the other party.

18.6             Force Majeure.  If any casualty or act of God or act of terrorism prevents or substantially inhibits the conduct of business in the ordinary course at any Store, such Store and the Merchandise located at such Store shall, in Agent’s discretion, be eliminated from the transfer to TWEC or the Sale and considered to be deleted from this Agreement as of the date of such event, and Agent and Merchant shall have no further rights or obligations hereunder with respect thereto; provided, however, that (i) the proceeds of any insurance attributable to such Store, such Merchandise and any other Assets located at such Store shall constitute Sale Proceeds hereunder, and (ii) the Guaranteed Amount shall be reduced to account for any Assets eliminated from the from the transfer to TWEC or the Sale which is not the subject of insurance proceeds, and Merchant shall reimburse Agent for the amount the Guaranteed Amount is so reduced upon demand by Agent.

18.7             Non-Assumption of Liability.  Agent shall not assume any debt, liability or obligation of Merchant, except as expressly agreed to herein.  Even with respect to such expressly assumed debts, liabilities and obligations, Agent’s only liability for such amounts shall be its obligations to Merchant hereunder.  Under no circumstances shall Agent have any direct liability to any third party by virtue of this Agreement, specifically Agent shall not have any liability whatsoever arising out of any claims or currently pending actions regarding claims of Merchant’s employees concerning overtime wages on or prior to the Closing Date.

Section 19.                     Indemnification.

19.1             Merchant Indemnification.  Provided that Agent makes a written demand on Merchant for indemnification within one year following the Closing Date, Merchant shall indemnify and hold Agent and the Agent and its officers, directors, employees, agents and representatives (collectively, “Agent Indemnified Parties”) harmless from and against all claims, demands, penalties, losses, liability or damage, including, without limitation, reasonable attorneys’ fees and expenses, directly or indirectly asserted against, resulting from, or related to:

(a)  Merchant’s material breach of or failure to comply with any of its agreements, covenants, representations or warranties contained in any Agency Document;

(b)  any failure of Merchant to pay to its employees any wages, salaries or benefits due to such employees during the Sale Term;

(c)  subject to Agent’s compliance with its obligations under Section 12.3 hereof, any failure by Merchant to pay any Sales Taxes to the proper taxing authorities or to properly file with any taxing authorities any reports or documents required by applicable law to be filed in respect thereof;

(d)  any consumer warranty or products liability claims relating to Merchandise;

(e)  any liability or other claims asserted by customers (except with any claims relating to gift cards, gift certificates, or store credit), any of Merchant’s employees, or any other person against any Agent Indemnified Party (including, without limitation, claims by employees arising under collective bargaining agreements, worker’s compensation or under the WARN Act), except for Agent Claims; and

(f)  the gross negligence or willful misconduct of Merchant or any of its officers, directors, employees, agents or representatives.

19.2             Agent Indemnification.  Provided that Merchant makes a written demand on Agent for indemnification within one year following the Closing Date, Agent shall indemnify and hold Merchant and its officers, directors, employees, agents and representatives harmless from and against all claims, demands, penalties, losses, liability or damage, including, without limitation, reasonable attorneys’ fees and expenses, directly or indirectly asserted against, resulting from, or related to:

(a)  Agent’s material breach of or failure to comply with any of its agreements, covenants, representations or warranties contained in any Agency Document;

(b)  any harassment or any other unlawful, tortious or otherwise actionable treatment of any employees or agents of Merchant by Agent or any of its representatives;

(c)  any claims by any party engaged by Agent as an employee or independent contractor arising out of such employment;

(d)  any Agent Claims;

(e)  the Assumed Liabilities;

(f)  the gross negligence or willful misconduct of Agent or the Agent or any of its officer, directors, employees, agents or representatives; and

(g)  with respect to TWEC Stores only, any claims or other liabilities arising from or related to the ownership, use, condition, or pollution (on or from) any Assets on or after the Closing Date.

Section 20.                     Events of Default and Remedies.

20.1             Events of Default.  The following shall constitute “Events of Default” hereunder:

(a)  Merchant’s or Agent’s failure to perform any of their respective material obligations hereunder;

(b)  The breach of any representation or warranty made by Merchant or Agent proves untrue in any material respect as of the date made or the breach of any covenant at any time;

(c)  prior to entry of the Order, the entry of an order of the Bankruptcy Court in any of the Merchant’s chapter 11 cases (i) appointing a trustee under chapter 7 or chapter 11 of the Bankruptcy Code, (ii) appointing an examiner with enlarged powers relating to the operation of the Merchant’s business under Section 1106(b) of the Bankruptcy Code, (iii) dismissing any of the Merchant’s chapter 11 cases, (iv) converting any of the Merchant’s chapter 11 cases to chapter 7 cases or (v) confirming a plan of reorganization or liquidation in any of the Merchant’s chapter 11 cases; or

(d)  the occurrence and continuance of a breach, default or event of default by Merchant under any Property Sale Agreement after the expiration of any applicable cure period set forth therein.

20.2             Remedies.  Upon the occurrence of an Event of Default, the non-defaulting party (or, in the case of an Event of Default under Sections 20.1(c) or 20.1(d), Agent) may, in its discretion, upon five (5) days written notice to the other party (unless such other party cures within such 5-day period), (x) elect to terminate this Agreement and all other Agency Documents without liability and (y) exercise any and all other rights and remedies at law and equity.  In the event that the Merchant fails to implement, as required under this Agreement, the transfer of any Asset or Lease at Agent’s direction, Agent will suffer material and irreparable damage for which there is no adequate remedy at law, and Agent shall be entitled to the remedies of injunction, specific performance and other equitable relief.

Section 21.                     Miscellaneous.

21.1             Notices.  All notices and communications provided for pursuant to this Agreement shall be in writing, and sent by hand, by facsimile, or a recognized overnight delivery service, as follows:

If to Agent:	Trans World Entertainment Corporation 38 Corporate Circle Albany, NY 12203 Attn: John Sullivan Telecopy No. (518) 452-1242

Hilco Merchant Resources, LLC One Northbrook Place 5 Revere Drive, Suite 206 Northbrook, IL 60062 Attn: Jeffrey Linstrom Telecopy No. (847) 509-1150

Gordon Brothers Retail Partners, LLC 40 Broad Street Boston, MA 02109 Attn: Bradley Snyder

The Ozer Group LLC 75 Second Avenue Needham, MA 02494 Attn: David Peress Telecopy No. (781) 707-4255

With a copy to:	Skadden, Arps, Slate, Meagher & Flom (Illinois) 333 West Wacker Drive Chicago, IL 60106 Attn: Timothy R. Pohl Telecopy No. (312) 407-0411

If to Merchant:	Wherehouse Entertainment, Inc. 19701 Hamilton Avenue Torrance, CA 90502 Attn: Charles Fuertsch Telecopy No. (650) 965-8300

With a copy to:	O’Melveny & Myers LLP 400 South Hope Street Los Angeles, CA 90071 Attn: Ben Logan Telecopy No. (213) 430-6407

O’Melveny & Myers LLP 610 Newport Center Drive Newport Beach, CA 90071 Attn: Suzzanne Uhland Vicki Nash Telecopy No. (949) 823-6994

21.2             Governing Law; Consent to Jurisdiction.  This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without regard to conflict of laws principles thereof.  The parties hereto agree that any legal action or proceeding arising out of or in connection with this Agreement shall be adjudicated by the Bankruptcy Court, and by execution of this Agreement each party hereby irrevocably accepts and submits to the jurisdiction of the Bankruptcy Court with respect to any such action or proceeding.

21.3             Entire Agreement.  This Agreement and the Exhibits hereto contains the entire agreement between the parties hereto with respect to the transactions contemplated hereby and supersedes and cancels all prior agreements, including, but not limited to, all proposals, letters of intent or representations, written or oral, with respect thereto.

21.4             Amendments and Waivers.  No amendment, modification, termination or waiver of any provision of this Agreement or any other Agency Document shall be effective unless in a written instrument executed by each of the parties hereto.

21.5             No Waiver.  No consent or waiver by any party, express or implied, to or of any breach or default by the other in the performance of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such other party of the same or any other obligation of such party.  Failure on the part of any party to complain of any act or failure to act by the other party or to declare the other party in default, irrespective of how long such failure continues, shall not constitute a waiver by such party of its rights hereunder.

21.6             Successors and Assigns.  This Agreement shall inure to the benefit of and be binding upon Agent, the Agent, and Merchant, and their respective successors and assigns, including, without limitation, any liquidating trustee or post-confirmation committee in Merchant’s chapter 11 case, or any succeeding chapter 11 or chapter 7 case.

21.7             Execution in Counterparts; Facsimile Signatures.  This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one agreement.  This Agreement may be executed by facsimile, and each such facsimile signature shall be treated as an original signature for all purposes.

21.8             Section Headings.  The headings of sections of this Agreement are inserted for convenience only and shall not be considered for the purpose of determining the meaning or legal effect of any provisions hereof.

21.9             Survival.  All representations and warranties made by the parties hereto shall be continuing, shall be considered to have been relied upon by the parties and shall survive the execution, delivery and performance of this Agreement for a period not to exceed seven (7) months following the Closing Date at which point such representations and warranties shall have no further force and effect.

21.10       Third Party Beneficiaries.  This Agreement is solely for the benefit of the parties hereto, and nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies on any person or entity other than Merchant, Agent, and Agent.

21.11       Security Interest.  As of the Closing Date, Merchant shall grant, pursuant to the Order, Agent a first priority security interest in the Assets to secure Merchant’s obligations hereunder.

21.12       Further Assurances; Power of Attorney.  Merchant hereby agrees to use all reasonable efforts and to proceed with due diligence to cause the conditions to the obligations herein set forth to be satisfied.  Merchant hereby agrees to execute and deliver any and all further agreements, documents or instruments reasonably necessary to effectuate this Agreement.  Immediately upon the filing of any motion or request to dismiss Merchant’s chapter 11 case or any subsequent case or any request for confirmation of a plan of reorganization or liquidation (a) Merchant shall provide notice of the hearing thereon to Agent and (b) Merchant shall be deemed to have granted to Agent a power of attorney to take all actions and sign all documents on Merchant’s behalf that are necessary or desirable to perfect Agent’s security interest granted herein under applicable state law.  All powers conferred upon Agent pursuant to the preceding sentence, being coupled with an interest, shall be irrevocable until the termination of the Marketing Period for all Properties.

21.13       Joint and Several Liability of Partners .  The undersigned members of the Agent, jointly and severally, guarantee the prompt payment by and performance of the obligations of, the Agent set forth in this Agreement.

21.14       Authorized Representative of Partners.  Anton Caracciolo is hereby designated as an authorized representative of the Agent and the Merchant and its personnel are hereby authorized to rely on such authorized representative or such other individuals as the authorized representative may indicate in writing.

[Signature Page Follows]

IN WITNESS WHEREOF, Agent and Merchant hereby execute this Agreement by their duly authorized representatives as of the day and year first written above.

WHEREHOUSE ENTERTAINMENT, INC.

By:

Its:

TRANS WORLD ENTERTAINMENT CORPORATION

By:

Its:

HILCO MERCHANT RESOURCES, LLC

By:

Its:

HILCO REAL ESTATE, LLC

By:

Its:

GORDON BROTHERS RETAIL PARTNERS, LLC

By:

Its:

THE OZER GROUP LLC

By:

Its:

EXHIBIT 5.3(a)

TWEC Use Clause

Permitted Use: Only for the retail sale or rental of new and used:

(a)          pre-recorded entertainment products, now known or hereafter developed, including, but not limited to pre-recorded music, video and sound, records, pre-recorded and blank audio and video tapes and video discs, compact discs, cassettes, music-related CD ROMs, music-related digital software and digital downloads and other forms of recorded music, video and sound, compact disc and record care products, and video recordings; and

(b)         the display and sale at retail of audio/video equipment and devices, now known or hereafter developed for the display, transmission, interception and reproduction of visual images and/or sound, accessories and/or component parts such as headphones, jacks and wires; video and computer game hardware and software; musical instruments and synthesizers; sheet music and music books; tickets for entertainment events; and other entertainment and related products sold in substantially all of Tenant’s stores operated under the same trade name used by Tenant for its business operations in the Leased Premises.  In addition, Tenant shall be permitted to display and sell, at retail, audio/video equipment including but not limited to tape players, compact disc players and stereos provided, that, said audio/video equipment is sold in substantially all of Tenant’s other stores operated under the same trade name used by Tenant for its business operations in the Leased Premises; and

(c)          the display and sale at retail of related products including, but not limited to, computer hardware, software, wireless phones, soft drink coolers, posters, pictures, buttons, stickers, books, magazines, stationary, cards, games, note pads, stuffed animals, decorated wearing apparel, costume jewelry, sunglasses, key rings and lighters provided that the related products are associated with the records, tapes, discs and video recordings sold or rented from the Leased Premises; and any legal use not prohibited.